                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No. 19)*


                        The Standard Products Company
                   ----------------------------------------
                               (Name of Issuer)

                         Common Shares, $1 Par Value
                   ----------------------------------------
                        (Title of Class of Securities)

                                  853836104
                   ----------------------------------------
                                 CUSIP Number




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would after the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages)


                              Page 1 of 4 Pages

CUSIP No. 853836104                   13G               Page 2 of 4 Pages
                                                            ---  ---
===============================================================================

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James S. Reid, Jr.
          S.S. # ###-##-####
------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (A) / /
                                                        (B) / /
-------------------------------------------------------------------------------
    3     SEC USE ONLY



-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION


          USA
------------------------------------------------------------------------------
NUMBER OF        5      SOLE VOTING POWER
 SHARES
BENEFICIALLY
OWNED BY                880,917
  EACH          ---------------------------------------------------------------
REPORTING        6      SHARED VOTING POWER
 PERSON
  WITH                  469,327
                ---------------------------------------------------------------
                 7      SOLE DISPOSITIVE POWER

                        880,917
                ---------------------------------------------------------------
                 8      SHARED DISPOSITIVE POWER

                        589,972
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                        1,560,589
-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                            9.3%
------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*


          IN

===============================================================================
                     *SEE INSTRUCTION BEFORE FILLING OUT!
SEC 1745 (6-80)

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 19)

Item 1(a)  Name of issuer:
                                The Standard Products Company
           --------------------------------------------------------------------
Item 1(b)  Address of Issuer's Principal Executive Offices:
                                2401 S. Gulley Road, Dearborn, MI 48124
           --------------------------------------------------------------------
Item 2(a)  Name of Person Filing:
                                James S. Reid, Jr.
           --------------------------------------------------------------------
Item 2(b)  Address or Principal Business Office or, if none, Residence:
                                2401 S. Gulley Road, Dearborn, MI 48124
           --------------------------------------------------------------------
Item 2(c)  Citizenship:
                                U.S.A.
           --------------------------------------------------------------------
Item 2(d)  Title of Class of Securities:
                                Common Shares, $1 Par Value
           --------------------------------------------------------------------
Item 2(e)  CUSIP Number:
                                853836104
           --------------------------------------------------------------------
Item 3     Status of Person Filing:
                Not Applicable
           --------------------------------------------------------------------
Item 4     Ownership:
           (a) Amount Beneficially Owned:
                                        1,560,589
               ----------------------------------------------------------------
           (b) Percent of Class:
                                            9.3%
               ----------------------------------------------------------------
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote:          880,917
                                                                        -------
               (ii)  shared power to vote or to direct the vote:        469,327
                                                                        -------
               (iii) sole power to dispose or to direct the disposition
                     of:                                                880,917
                                                                        -------
               (iv)  shared power to dispose or to direct the
                     disposition of:                                    598,972
                                                                        -------

Item 5     Ownership of Five Percent or Less of a Class:
               Not Applicable
           --------------------------------------------------------------------
Item 6     Ownership of More than Five Percent on Behalf of Another Person:
               Not Applicable
           --------------------------------------------------------------------

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
               Not Applicable
           --------------------------------------------------------------------
Item 8     Identification and Classification of Members of the Group:
               Not Applicable
           --------------------------------------------------------------------
Item 9     Notice of Dissolution of Group:
               Not Applicable
           --------------------------------------------------------------------

                              Page 3 of 4 Pages

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referreed to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   1/30/98                                   /s/ James S. Reid, Jr.
        ---------------------                     -------------------------
                                                    James S. Reid, Jr.




                               Page 4 of 4 Pages